Exhibit 16.1

April 29, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the information required by Item 16. F. of an amendment to the annual report of Gravity Co., Ltd. (the “Registrant”) for the fiscal year ended December 31, 2015 on Form 20-F /A to be filed with the Securities Commission on or about April 29, 2016, and confirm as to the following:

1.	We agree with the statements made in the fourth and fifth paragraphs under Item 16.F. “Change in Registrant’s Certifying Accountant” on page 1 of Form 20-F/A.

2.	We have no basis on which to agree or disagree with other statements of the Registrant contained therein.

Yours sincerely,

/s/ Deloitte Anjin LLC

Seoul, Korea